Exhibit 10.16

PHILIP MORRIS INTERNATIONAL INC.

SUPPLEMENTAL MANAGEMENT

EMPLOYEES’ RETIREMENT PLAN SUMMARY

The Supplemental Management Employees’ Retirement Plan (the Plan) is maintained by a subsidiary of Philip Morris International Inc. (PMI) to provide a retirement benefit (Supplemental Retirement Allowance) to any employee of PMI or a subsidiary who is part of a select group of U.S. payroll based management or highly compensated employees and is selected to become a participant in the Plan. The Plan provides benefits which cannot be provided under the Retirement Plan for Salaried Employees (a plan qualified under the Internal Revenue Code) as a result of the nondiscrimination requirements applicable to qualified plans.

A participant may be granted a Supplemental Retirement Allowance in an amount greater than that which can be earned under the Retirement Plan for Salaried Employees (the Qualified Plan). Such Supplemental Retirement Allowance can be expressed as (i) a stated dollar amount per year, (ii) a stated percentage of the participant’s five-year average compensation, (iii) an award for past service with the PMI companies or any other employer deemed to be of special value, (iv) an accrual rate in excess of the rate of accrual under the Qualified Plan, or (v) a benefit greater in actuarial value to the benefit payable at the same age from the Qualified Plan. The benefits provided by the Plan are in addition to the benefits provided under the Qualified Plan and the Benefit Equalization Plan (another nonqualified plan, the BEP). The benefits provided by the Qualified Plan and the BEP offset the Supplemental Retirement Allowance provided by the Plan to prevent duplication of benefits.

The Plan may also provide a Supplemental Profit-Sharing Allowance to an employee designated as a participant in an amount equal to the amount that would have been credited under the Deferred Profit-Sharing Plan for Salaried Employees (DPS Plan) and the BEP had such participant participated in such plans for a plan year, less the amount of any employer contributions made or credited to the participant for the same plan year under any other defined contribution plan maintained by any other company in the PMI group.

Payment of Supplemental Retirement Allowances and Supplemental Profit-Sharing Allowances is generally made in a single sum payment soon after the employee separates from the service of a company in the PMI Group (but no sooner than six months after separation from service in the case of one of the 50 highest paid employees of the PMI companies). However, the Plan preserves the right of an employee to elect an annuity form of payment with respect to benefits earned. The amount of any Allowance is reduced by any amounts paid from the employee’s Grantor Trust or any offset amount, in each case determined pursuant to the employee’s Enrollment Agreement under the Company’s executive trust and secular trust arrangements.

The Plan also provides survivor’s benefits in the event that a participant dies. In general, these survivor’s benefits replicate the forms of survivor’s benefits available to a surviving spouse under the Qualified Plan and the BEP and to the surviving spouse and children under the Survivor Income Benefit Plan for Salaried Employees (SIB Plan). The benefits provided by the Qualified Plan, the BEP and the SIB Plan offset the survivor’s benefits provided by the Plan to prevent duplication of benefits.